                                  CANYON CREST

                     5754 S LOWELL WAY (5757 S. KING STREET)
                               LITTLETON, COLORADO

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CANYON CREST
    5754 S LOWELL WAY (5757 S. KING STREET)
    LITTLETON, ARAPAHOE COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 90 units with a total of 92,212 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 3.536 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CANYON CREST, LITTLETON, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                 ($4,800,000)

                          Respectfully submitted,

                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          -s- Douglas Needham
June 27, 2003             Douglas Needham, MAI
#053272                   Managing Principal, Real Estate Group
                          Colorado State Certified General Real Estate Appraiser
                             #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CANYON CREST, LITTLETON, COLORADO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.....................................................    4
Introduction..........................................................    9
Area Analysis.........................................................   11
Market Analysis.......................................................   14
Site Analysis.........................................................   15
Improvement Analysis..................................................   15
Highest and Best Use..................................................   16

                                   VALUATION

Valuation Procedure...................................................   17
Sales Comparison Approach.............................................   19
Income Capitalization Approach........................................   25
Reconciliation and Conclusion.........................................   36

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CANYON CREST, LITTLETON, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Canyon Crest
LOCATION:                         5754 S Lowell Way (5757 S. King Street)
                                  Littleton, Colorado

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    May 13, 2003
DATE OF REPORT:                   June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                          3.536 acres, or 154,028 square feet
   Assessor Parcel No.:           2077-18-4-15-091
   Floodplain:                    Community Panel No. 0800170005D (September 29,
                                  1989)
                                  Flood Zone X, an area outside the floodplain.
   Zoning:                        PDR (Planned Development - Residential)

BUILDING:
   No. of Units:                  90 Units
   Total NRA:                     92,212 Square Feet
   Average Unit Size:             1,025 Square Feet
   Apartment Density:             25.5 units per acre
   Year Built:                    1970

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                       Square    -----------------    Monthly    Annual
     Unit Type          Feet     Per Unit   Per SF    Income     Income
------------------------------------------------------------------------
1Bd/1Ba                    640   $    645   $ 1.01   $ 19,350   $232,200
2Bd/1.5Ba                  851   $    740   $ 0.87   $ 22,200   $266,400
2Bd/1.5Ba Townhouse      1,467   $  1,050   $ 0.72   $ 23,100   $277,200
3Bd/2.5Ba Townhouse      1,901   $  1,170   $ 0.62   $  9,360   $112,320
                                                     --------   --------
                                             Total   $ 74,010   $888,120
                                                     ========   ========

OCCUPANCY:                      92%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  20 Years
REMAINING ECONOMIC LIFE:        25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CANYON CREST, LITTLETON, COLORADO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CANYON CREST, LITTLETON, COLORADO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CANYON CREST, LITTLETON, COLORADO

PART TWO - ECONOMIC INDICATORS

                                                              Amount                 $/Unit
                                                              ------                 ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                                    $888,120             $9,868
Effective Gross Income                                     $820,874             $9,121
Operating Expenses                                         $288,094             $3,201             35.1% of EGI
Net Operating Income:                                      $514,780             $5,720

Capitalization Rate                                        10.50%
DIRECT CAPITALIZATION VALUE                                $4,800,000 *         $53,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      11%
Stabilized Vacancy & Collection Loss:                      14%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               11.00%
Discount Rate                                              13.00%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $4,700,000 *         $52,222 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $4,800,000           $53,333 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                       $42,786 to $68,500
  Range of Sales $/Unit (Adjusted)                         $53,265 to $58,225
VALUE INDICATION - PRICE PER UNIT                          $5,000,000 *         $55,556 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       5.01 to 7.64
  Selected EGIM for Subject                                5.80
  Subject's Projected EGI                                  $820,874
EGIM ANALYSIS CONCLUSION                                   $4,700,000 *         $52,222 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $4,900,000 *         $54,444 / UNIT

RECONCILED SALES COMPARISON VALUE                          $4,900,000           $54,444 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CANYON CREST, LITTLETON, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

   Price Per Unit                                          $5,000,000
   NOI Per Unit                                            $4,900,000
   EGIM Multiplier                                         $4,700,000
INDICATED VALUE BY SALES COMPARISON                        $4,900,000           $54,444 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:                            $4,800,000
  Discounted Cash Flow Method:                             $4,700,000
INDICATED VALUE BY THE INCOME APPROACH                     $4,800,000           $53,333 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $4,800,000           $53,333 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CANYON CREST, LITTLETON, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5754 S Lowell Way (5757 S. King Street), Littleton, Arapahoe County, Colorado. Littleton identifies it as
2077-18-4-15-091.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 13, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Both Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CANYON CREST, LITTLETON, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Equity Partners/Two. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CANYON CREST, LITTLETON, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Littleton, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - South Federal Boulevard
West  - South Sheridan Boulevard
South - West Bowles Avenue
North - West Berry Avenue

MAJOR EMPLOYERS

The property is located in the Denver Metropolitan area, within which there are many large employers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CANYON CREST, LITTLETON, COLORADO

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                              -----------------------------------------------
           CATEGORY           1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS          MSA
-----------------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                    9,517           87,266          268,685        2,198,122
5-Year Population                    10,229           93,144          288,227        2,428,641
% Change CY-5Y                          7.5%             6.7%             7.3%            10.5%
Annual Change CY-5Y                     1.5%             1.3%             1.5%             2.1%

HOUSEHOLDS

Current Households                    4,429           35,985          106,515          858,219
5-Year Projected Households           4,923           38,851          115,098          942,278
% Change CY - 5Y                       11.2%             8.0%             8.1%             9.8%
Annual Change CY-5Y                     2.2%             1.6%             1.6%             2.0%

INCOME TRENDS

Median Household Income       $      53,694    $      62,698    $      66,522    $      60,438
Per Capita Income             $      34,904    $      29,548    $      29,459    $      27,463
Average Household Income      $      75,976    $      71,598    $      74,264    $      70,339

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                              -----------------------------------------------
         CATEGORY             1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS         MSA
------------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting          32.25%           29.11%           26.26%           30.19%
5-Year Projected % Renting       29.25%           27.74%           25.16%           28.87%
% of Households Owning           63.60%           64.78%           67.73%           61.93%
5-Year Projected % Owning        66.96%           66.55%           69.15%           63.83%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CANYON CREST, LITTLETON, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single-family housing
South - Rollerskating rink and multiple retail uses
East  - Single-family housing
West  - Industrial machine shop

CONCLUSIONS

The subject is well located within the city of Littleton. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CANYON CREST, LITTLETON, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Littleton in Arapahoe County. The overall pace of development in the subject's market is more or less stable. There are no new projects currently under construction or recently completed in the subject's neighborhood at this time. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                        Region                 Submarket
--------------------------------------------------------------
 2002                          7.8%                    8.1%
 2001                          6.2%                    5.9%

Source: Hendricks & Partners: Midsize Apartment Update, Denver

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. Vacancy rates in the southern edges of metropolitan Denver have increased due to the affordability of apartments closer to the central business districts of Denver. This will continue until rates begin to rise and force residents to find more affordable housing choices.

Market rents in the subject's market have been following increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

 Period               Region               % Change         Submarket      % Change
-----------------------------------------------------------------------------------
  2001                 $682                 -                $622           -
  2002                 $681                 -0.1%            $626           0.6%

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.            Property Name           Units             Ocpy.   Year Built    Proximity to subject
---------------------------------------------------------------------------------------------------------------
R-1          Falcon Run                  94               90%       1975       2 miles north of subject
R-2          Columbine Meadows          277               82%       1999       4 miles southwest of subject
R-3          Chateau Lynwood             56               93%       1970       1.5 east of the subject
R-4          Golden Nugget              204               90%       1970       Approx. 2 miles north of subject
R-5          Riverside                  248               88%       1987       Approx. 2 miles north of subject
Subject      Canyon Crest                90               92%       1970

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
CANYON CREST, LITTLETON, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  3.536 acres, or 154,028 square feet
  Shape                      Irregular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Poor
  Flood Zone:
   Community Panel           0800170005D; 08005C0435J, dated September 29, 1989;
                             August 16, 1995
   Flood Zone                Zone X; X
  Zoning                     PDR, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2002
                    ------------------------------   TAX RATE/    PROPERTY
PARCEL NUMBER         LAND     BUILDING     TOTAL    MILL RATE     TAXES
-------------------------------------------------------------------------
2077-18-4-15-091    $166,760   $203,820   $370,580   $0.07447     $27,596

IMPROVEMENT ANALYSIS

  Year Built               1970
  Number of Units          90
  Net Rentable Area        92,212 Square Feet
  Construction:
    Foundation             Reinforced concrete slab
    Frame                  Composite concrete or brick and steel
    Exterior Walls         Brick or masonry
    Roof                   Built-up asphalt with or without gravel over a wood
                           truss structure
  Project Amenities        Amenities at the subject include swimming pool,
                           spa/jacuzzi, laundry room, and parking area.
  Unit Amenities           Individual unit amenities include a baleony, cable TV
                           connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CANYON CREST, LITTLETON, COLORADO

                     dishwasher, garbage disposal, and oven.

Unit Mix:

                                          Unit Area
     Unit Type          Number of Units   (Sq. Ft.)
---------------------------------------------------
1Bd/1Ba                       30              640
2Bd/1.5Ba                     30              851
2Bd/1.5Ba Townhouse           22            1,467
3Bd/2.5Ba Townhouse            8            1,901

Overall Condition                          Good
Effective Age                              20 years
Economic Life                              45 years
Remaining Economic Life                    25 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 90-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
CANYON CREST, LITTLETON, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CANYON CREST, LITTLETON, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
CANYON CREST, LITTLETON, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CANYON CREST, LITTLETON, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

      DESCRIPTION             SUBJECT              COMPARABLE                  COMPARABLE
                                                      I - 1                        I - 2
-------------------------------------------------------------------------------------------------------
 Property Name             Canyon Crest           Sierra Vista                Sheridan South

LOCATION:

 Address                   5754 S Lowell          8851 E                      5601 W Green
                           Way (5757 S.           Florida                     Meadows Place
                           King Street)           Avenue


 City, State               Littleton,             Denver,                     Denver,
                           Colorado               Colorado                    Colorado
 County                    Arapahoe               Arapahoe                    Denver
PHYSICAL
CHARACTERISTICS:

 Net Rentable Area         92,212                 133,860                     144,106
 (SF)

 Year Built                1970                   1976                        1961
 Number of Units           90                     209                         201
 Unit Mix:                   Type     Total    Type    Total               Type    Total
                           1Bd/1Ba      30    1Bd/1Ba   152               1Bd/1Ba    103
                           2Bd/1.5Ba    30    2Bd/1Ba    57               2Bd/1Ba     82
                           2Bd/1.5Ba    22                                3Bd/2Ba     16
                           Townhouse
                           3Bd/2.5Ba     8
                           Townhouse
 Average Unit Size         1,025              640                         717
 (SF)

 Land Area (Acre)          3.5360             5.9700                      5.4000
 Density (Units/Acre)      25.5               35.0                        37.2
 Parking Ratio             1.50               1.05                        1.69
 (Spaces/Unit)
 Parking Type (Gr.,        Open               Open                        Open
 Cov., etc.)
CONDITION:                 0                  Fair                        Average
APPEAL:                    0                  Fair                        Average
AMENITIES:
 Pool/Spa                  Yes/Yes            No/No                       No/No
 Gym Room                  No                 No                          No
 Laundry Room              Yes                Yes                         Yes
 Secured Parking           No                 No                          No
 Sport Courts              No                 No                          No
OCCUPANCY:                 92%                95%                         90%
TRANSACTION DATA:

 Sale Date                                    March, 2003                 August, 2002
 Sale Price ($)                               $9,400,000                  $8,600,000
 Grantor                                      Sundance                    Kinnickinnic
                                              Housing Assoc               Realty Company


 Grantee                                      Coolidge                    Sheridan
                                              Sierra                      Family
                                                                          Partnership

 Sale Documentation                           3018857                     N/A
 Verification                                 Buyer's Broker              Public Records
 Telephone Number                              720-528-6300
-------------------------------------------------------------------------------------------------
ESTIMATED PRO-FORMA:                          Total $     $/Unit  $/SF     Total $   $/Unit $/SF
-------------------------------------------------------------------------------------------------
 Potential Gross Income                     $  1,741,656  $8,333 $13.01  $1,439,400  $7,161 $9.99
 Vacancy/Credit Loss                        $     87.083  $  417 $ 0.65  $  143,940  $  716 $1.00
                                            -----------------------------------------------------
 Effective Gross Income                     $  1,654,573  $7,917 $12.36  $1,295,460  $6,445 $8.99
 Operating Expenses                         $    724,283  $3,465 $ 5.41  $  582,957  $2,900 $4.05
                                            -----------------------------------------------------
 Net Operating Income                       $    930,290  $4,451 $ 6.95  $  712,503  $3,545 $4.94
-------------------------------------------------------------------------------------------------
NOTES:

PRICE PER UNIT                              $     44,976                 $   42,786
PRICE PER SQUARE FOOT                       $      70.22                 $    59.68
EXPENSE RATIO                                       43.8%                      45.0%
EGIM                                                5.68                       6.64
OVERALL CAP RATE                                    9.90%                      8.28%
 Cap Rate based on
 Pro Forma or Actual                                    PRO FORMA                PRO FORMA
 Income?

      DESCRIPTION            COMPARABLE                 COMPARABLE                  COMPARABLE
                                I - 3                      I - 4                       I - 5
-------------------------------------------------------------------------------------------------------
 Property Name             Fairview                   Orchard Glen                Forest Manor

LOCATION:

 Address                   14594 E                    3131 W Mexico               615 S Forest
                           Mississippi                Avenue                      Street
                           Avenue


 City, State               Aurora,                    Denver,                     Denver,
                           Colorado                   Colorado                    Colorado
 County                    Arapahoe                   Denver                      Denver
PHYSICAL
CHARACTERISTICS:

 Net Rentable Area         77,640                     86,994                      75,650
 (SF)

 Year Built                1974                       1973                        1974
 Number of Units           100                        114                         103
 Unit Mix:                  Type     Total             Type   Total                Type     Total
                           1Bd/1Ba    20              1Bd/1Ba    9                1Bd/1Ba     45
                           2Bd/1Ba    50              2Bd/1Ba   39                2Bd/1Ba     58
                           3Bd/1.5Ba  20              3Bd/2Ba   50
                           4Bd/1.5    10              4Bd/2Ba    9
                                                      5Bd/2Ba    7
 Average Unit Size         776                        763                         734
 (SF)

 Land Area (Acre)          7.0600                     4.3900                      2.4300
 Density (Units/Acre)      14.2                       26.0                        42.4
 Parking Ratio             1.94                       1.30                        1.61
 (Spaces/Unit)
 Parking Type (Gr.,        Open                       Open                        Open
 Cov., etc.)
CONDITION:                 Average                    Average                     Average
APPEAL:                    Average                    Average                     Average
AMENITIES:
 Pool/Spa                  No/No                      No/No                       No/No
 Gym Room                  No                         No                          No
 Laundry Room              Yes                        Yes                         No
 Secured Parking           No                         No                          No
 Sport Courts              No                         No                          No




OCCUPANCY:                 95%                        98%                         94%
TRANSACTION DATA:

 Sale Date                 February, 2003             November, 2002              January, 2002
 Sale Price ($)            $6,850,000                 $6,800,000                  $5,775,000
 Grantor                   Vision Real                McKinney                    Forest
                           Estate                     Mason                       Street
                           Investments, Inc.                                      Company

 Grantee                   Apache 10                  Sandra                      Forest
                           Enterprises                Foxley                      Manor

 Sale Documentation        APA-11592                  N/A                         N/A
 Verification              Buyer's  Broker            Broker                      Public Records
 Telephone Number          303-321-5888
-----------------------------------------------------------------------------------------------------
ESTIMATED PRO-FORMA:      Total $  $/Unit   $/SF    Total $   $/Unit   $/SF    Total $  $/Unit  $/SF
-----------------------------------------------------------------------------------------------------
 Potential Gross Income $1,021,800 $10,218 $13.16  $1,428,105 $12,527 $16.42   $803,380 $7,805 $10.63
 Vacancy/Credit Loss    $   51,090 $   511 $ 0.66  $   71,405 $   626 $ 0.82   $ 48,233 $  468 $ 0.64
                        -----------------------------------------------------------------------------
 Effective Gross Income $  970,710 $ 9,707 $12.50  $1,356,700 $11,901 $15.60   $755,647 $7,336 $ 9.99
 Operating Expenses     $  281,339 $ 2,813 $ 3.62  $  649,715 $ 5,699 $ 7.47   $377,824 $3,668 $ 4.99
                        -----------------------------------------------------------------------------
 Net Operating Income   $  689,371 $ 6,894 $ 8.88  $  706,985 $ 6,202 $ 8.13   $377,823 $3,668 $ 4.99
-----------------------------------------------------------------------------------------------------
NOTES:

PRICE PER UNIT                 $68,500                    $59,649                     $56,068
PRICE PER SQUARE FOOT          $88.23                     $78.17                      $76.34
EXPENSE RATIO                     29.0%                      47.9%                       50.0%
EGIM                              7.06                       5.01                        7.64
OVERALL CAP RATE                 10.06%                     10.40%                       6.54%
 Cap Rate based on
 Pro Forma or Actual               PRO FORMA                  PRO FORMA                 PRO FORMA
 Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CANYON CREST, LITTLETON, COLORADO

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,786 to $68,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $53,265 to $58,225 per unit with a mean or average adjusted price of $56,428 per unit. The median adjusted price is $56,667 per unit. Based on the following analysis, we have concluded to a value of $56,000 per unit, which results in an "as is" value of $5,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
CANYON CREST, LITTLETON, COLORADO

SALES ADJUSTMENT GRID

                                                                                   COMPARABLE                   COMPARABLE
           DESCRIPTION                                 SUBJECT                        I - 1                        I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                               Canyon Crest                   Sierra Vista                Sheridan South

  Address                                     5754 S Lowell Way (5757 S.     8851 E Florida Avenue       5601 W Green Meadows Place
                                              King Street)

  City                                        Littleton, Colorado            Denver, Colorado            Denver, Colorado
  Sale Date                                                                  March, 2003                 August, 2002
  Sale Price ($)                                                             $9,400,000                  $8,600,000
  Net Rentable Area (SF)                      92,212                         133,860                     144,106
  Number of Units                             90                             209                         201
  Price Per Unit                                                             $44,976                     $42,786
  Year Built                                  1970                           1976                        1961
  Land Area (Acre)                            3,5360                         5,9700                      5,4000
VALUE ADJUSTMENTS                                    DESCRIPTION                DESCRIPTION     ADJ.        DESCRIPTION       ADJ.
  Property Rights Conveyed                    Fee Simple Estate              Fee Simple Estate   0%      Fee Simple Estate     0%
  Financing                                                                  Cash To Seller      0%      Cash To Seller        0%
  Conditions of Sale                                                         Arm's Length        0%      Arm's Length          0%
  Date of Sale (Time)                                                        03-2003             0%      08-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                                 $44,976                        $42,786
  Location                                                                   Inferior           10%      Comparable            0%
  Number of Units                             90                             209                 5%      201                   5%
  Quality / Appeal                            Average                        Comparable          0%      Inferior             10%
  Age / Condition                             1970                           1976 / Fair         0%      1961 / Average       10%
  Occupancy at Sale                           92%                            95%                 0%      90%                   0%
  Amenities                                   Average                        Comparable          0%      Comparable            0%
  Average Unit Size (SF)                      1,025                          640                10%      717                  10%
PHYSICAL ADJUSTMENT                                                                             25%                           35%
FINAL ADJUSTED VALUE ($/UNIT)                                                       $56,220                        $57,761

                                                     COMPARABLE                    COMPARABLE                  COMPARABLE
           DESCRIPTION                                  I - 3                         I - 4                       I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                               Fairview                       Orchard Glen                Forest Manor

  Address                                     14594 E Mississippi Avenue     3131 W Mexico Avenue        615 S Forest Street


  City                                        Aurora, Colorado               Denver, Colorado            Denver, Colorado
  Sale Date                                   February, 2003                 November, 2002              January, 2002
  Sale Price ($)                              $6,850,000                     $6,800,000                  $5,775,000
  Net Rentable Area (SF)                      77,640                         86,994                      75,650
  Number of Units                             100                            114                         103
  Price Per Unit                              $68,500                        $59,649                     $56,068
  Year Built                                  1974                           1973                        1974
  Land Area (Acre)                            7,0600                         4,3900                      2,4300
VALUE ADJUSTMENTS                                DESCRIPTION        ADJ.        DESCRIPTION     ADJ.     DESCRIPTION         ADJ.
  Property Rights Conveyed                    Fee Simple Estate      0%      Fee Simple Estate   0%      Fee Simple Estate    0%
  Financing                                   Cash To Seller         0%      Cash To Seller      0%      Cash To Seller       0%
  Conditions of Sale                          Arm's Length           0%      Arm's Length        0%      Arm's Length         0%
  Date of Sale (Time)                         02-2003                0%      11-2002             0%      01-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                     $68,500                      $59,649                     $56,068
  Location                                    Comparable             0%      Comparable          0%      Comparable           0%
  Number of Units                             100                    0%      114                 0%      103                  0%
  Quality / Appeal                            Superior             -20%      Superior          -10%      Superior           -10%
  Age / Condition                             1974 / Average         0%      1973 / Average      0%      1974 / Average       0%
  Occupancy at Sale                           95%                    0%      98%                 0%      94%                  0%
  Amenities                                   Comparable             0%      Comparable          0%      Comparable           0%
  Average Unit Size (SF)                      776                    5%      763                 5%      734                  5%
PHYSICAL ADJUSTMENT                                                -15%                         -5%                          -5%
FINAL ADJUSTED VALUE ($/UNIT)                           $58,225                      $56,667                     $53,265

SUMMARY

VALUE RANGE (PER UNIT)                            $53,265      TO    $58,225
MEAN (PER UNIT)                                   $56,428
MEDIAN (PER UNIT)                                 $56,667
VALUE CONCLUSION (PER UNIT)                       $56,000

VALUE OF IMPROVEMENT & MAIN SITE                                      $5,040,000
  PV OF CONCESSIONS                                                  -$   66,000
VALUE INDICATED BY SALES COMPARISON APPROACH                          $4,974,000
ROUNDED                                                               $5,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CANYON CREST, LITTLETON, COLORADO

                                NOI PER UNIT COMPARISON
-----------------------------------------------------------------------------------------------
                      SALE PRICE              NOI/       SUBJECT NOI
COMPARABLE   NO. OF   ----------            --------   --------------   ADJUSTMENT   INDICATED
   NO.       UNITS    PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-----------------------------------------------------------------------------------------------
I-1          209      $9,400,000    9.90%   $930,290      $514,780         1.285      $57,795
                      $   44,976            $  4,451      $  5,720

I-2          201      $8,600,000    8.28%   $712,503      $514,780         1.614      $69,038
                      $   42,786            $  3,545      $  5,720

I-3          100      $6,850,000   10.06%   $689,371      $514,780         0.830      $56,835
                      $   68,500            $  6,894      $  5,720

I-4          114      $6,800,000   10.40%   $706,985      $514,780         0.922      $55,015
                      $   59,649            $  6,202      $  5,720

I-5          103      $5,775,000    6.54%   $377,823      $514,780         1.559      $87,426
                      $   56,068            $  3,668      $  5,720

              PRICE/UNIT                        VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-------------------------------------------------------------------------------------------------------
  Low       High    Average   Median     Estimated Price Per Unit                            $   55,500
                                                                                             ----------
$55,015   $87,426   $65,222   $57,795    Number of Units                                             90

                                         Value                                               $4,995,000
                                           PV of Concessions                                -$   66,000
                                                                                             ----------
                                         Value Based on NOI Analysis                         $4,929,000
                                                                                 Rounded     $4,900,000

The adjusted sales indicate a range of value between $55,015 and $87,426 per unit, with an average of $65,222 per unit. Based on the subject's competitive position within the improved sales, a value of $55,500 per unit is estimated. This indicates an "as is" market value of $4,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CANYON CREST, LITTLETON, COLORADO

                        EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
--------------------------------------------------------------------------------------------
                      SALE PRICE
COMPARABLE   NO. OF   ----------    EFFECTIVE     OPERATING               SUBJECT
    NO.      UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE     OER     PROJECTED OER    EGIM
--------------------------------------------------------------------------------------------
I-1           209     $9,400,000    $1,654,573    $ 724,283   43.77%                    5.68
                      $   44,976

I-2           201     $8,600,000    $1,295,460    $ 582,957   45.00%                    6.64
                      $   42,786

I-3           100     $6,850,000    $  970,710    $ 281,339   28.98%                    7.06
                      $   68,500                                           35.10%

I-4           114     $6,800,000    $1,356,700    $ 649,715   47.89%                    5.01
                      $   59,649

I-5           103     $5,775,000    $  755,647    $ 377,824   50.00%                    7.64
                      $   56,068

                   EGIM                         VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
------------------------------------------------------------------------------------------------------
Low       High     Average       Median      Estimate EGIM                                        5.80
                                                                                            ----------
5.01      7.64      6.41          6.64       Subject EGI                                    $  820,874

                                             Value                                          $4,761,068
                                               PV of Concessions                           -$   66,000
                                                                                            ----------
                                             Value Based on EGIM Analysis                   $4,695,068
                                                                                Rounded     $4,700,000

                                                              Value Per Unit                $   52,222

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 35.10% before reserves. The comparable sales indicate a range of expense ratios from 28.98% to 50.00%, while their EGIMs range from 5.01 to 7.64. Overall, we conclude to an EGIM of 5.80, which results in an "as is" value estimate in the EGIM Analysis of $4,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,900,000.

Price Per Unit                  $5,000,000
NOI Per Unit                    $4,900,000
EGIM Analysis                   $4,700,000

Sales Comparison Conclusion     $4,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
CANYON CREST, LITTLETON, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CANYON CREST, LITTLETON, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.


                 SUMMARY OF ACTUAL AVERAGE RENTS
---------------------------------------------------------------
                                       Average
                      Unit Area   -----------------
Unit Type             (Sq. Ft.)   Per Unit   Per SF   %Occupied
---------------------------------------------------------------
1Bd/1Ba                   640      $  638     $1.00      93.1%
2Bd/1.5Ba                 851      $  762     $0.90      86.7%
2Bd/1.5Ba Townhouse      1467      $1,088     $0.74      95.5%
3Bd/2.5Ba Townhouse      1901      $1,183     $0.62     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CANYON CREST, LITTLETON, COLORADO

                                  RENT ANALYSIS

                                                                                          COMPARABLE RENTS
                                                             --------------------------------------------------------------------
                                                                R-1            R-2               R-3            R-4        R-5
                                                             --------------------------------------------------------------------
                                                                            Columbine          Chateau        Golden
                                                             Falcon Run      Meadows           Lynwood        Nugget    Riverside
                                                             --------------------------------------------------------------------
                                         SUBJECT   SUBJECT                              COMPARISON TO SUBJECT
                          SUBJECT UNIT   ACTUAL    ASKING    --------------------------------------------------------------------
      DESCRIPTION             TYPE        RENT      RENT       Similar    Very Superior   Slightly Inferior   Similar    Superior
---------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1BD/1BA      $  638    $  649      $  675                                          $ 680      $  709
Unit Area (SF)                              640       640         642                                            700         756
Monthly Rent Per Sq.Ft.                  $ 1.00    $ 1.01      $ 1.05                                          $0.97      $ 0.94

Monthly Rent                2BD/1.5BA    $  762    $  739      $  830                                          $ 780      $  819
Unit Area (SF)                              851       851         949                                            900         925
Monthly Rent Per Sq.Ft.                  $ 0.90    $ 0.87      $ 0.87                                          $0.87      $ 0.89

Monthly Rent                2BD/1.5BA    $1,088    $1,049                    $  943                                       $1,089
Unit Area (SF)              TOWNHOUSE     1,467     1,467                     1,436                                        1,158
Monthly Rent Per Sq.Ft.                  $ 0.74    $ 0.72                    $ 0.66                                       $ 0.94

Monthly Rent                3BD/2.5BA    $1,183    $1,170      $1,015        $1,028
Unit Area (SF)              TOWNHOUSE     1,901     1,901       1,064         1,552
Monthly Rent Per Sq.Ft.                  $ 0.62    $ 0.62      $ 0.95        $ 0.66

      DESCRIPTION           MIN      MAX     MEDIAN   AVERAGE
-------------------------------------------------------------
Monthly Rent                        $  709   $  678   $  688
Unit Area (SF)                         756      671      699
Monthly Rent Per Sq.Ft.    $ 0.94   $ 1.05   $ 0.97   $ 0.99

Monthly Rent                        $  830   $  800   $  810
Unit Area (SF)                         949      913      925
Monthly Rent Per Sq.Ft.    $ 0.87   $ 0.89   $ 0.87   $ 0.88

Monthly Rent               $  943   $1,089   $1,016   $1,016
Unit Area (SF)              1,158    1,436    1,297    1,297
Monthly Rent Per Sq.Ft.    $ 0.66   $ 0.94   $ 0.80   $ 0.80

Monthly Rent               $1,015   $1,028   $1,021   $1,021
Unit Area (SF)              1,064    1,552    1,308    1,308
Monthly Rent Per Sq.Ft.    $ 0.66   $ 0.95   $ 0.81   $ 0.81

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                                    GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------------------------------
                                                           Market Rent
                                          Unit Area    ------------------    Monthly     Annual
     Unit Type         Number of Units    (Sq. Ft.)    Per Unit    Per SF    Income      Income
------------------------------------------------------------------------------------------------
1Bd/1Ba                      30               640       $  645     $1.01     $19,350    $232,200
2Bd/1.5Ba                    30               851       $  740     $0.87     $22,200    $266,400
2Bd/1.5Ba Townhouse          22             1,467       $1,050     $0.72     $23,100    $277,200
3Bd/2.5Ba Townhouse           8             1,901       $1,170     $0.62     $ 9,360    $112,320
                                                                             -------    --------
                                                                   Total     $74,010    $888,120
                                                                             -------    --------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CANYON CREST, LITTLETON, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR     2000       FISCAL YEAR     2001     FISCAL YEAR     2002       FISCAL YEAR     2003
                             ------------------------------------------------------------------------------------------------------
                                      ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                             ------------------------------------------------------------------------------------------------------
       DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 870,341    $   9,670    $ 910,911    $  10,121    $ 555,024    $   6,167    $ 876,000    $   9,733

  Vacancy                     $  41,105    $     457    $  45,565    $     506    $  52,007    $     578    $  98,000    $   1,089
  Credit Loss/Concessions     $   4,638    $      52    $  13,093    $     145    $  10,334    $     115    $  21,500    $     239
                              ----------------------------------------------------------------------------------------------------
    Subtotal                  $  45,743    $     508    $  58,658    $     652    $  62,341    $     693    $ 119,500    $   1,328

  Laundry Income              $   8,339    $      93    $   7,447    $      83    $   3,758    $      42    $   9,449    $     105
  Garage Revenue              $   5,068    $      56    $   5,891    $      65    $   3,193    $      35    $       0    $       0
  Other Misc. Revenue         $  48,872    $     543    $  42,097    $     468    $  43,235    $     480   ($   9,054)  -$     101
                              ----------------------------------------------------------------------------------------------------
    Subtotal Other Income     $  62,279    $     692    $  55,435    $     616    $  50,186    $     558    $     395    $       4

                              ----------------------------------------------------------------------------------------------------

Effective Gross Income        $ 886,877    $   9,854    $ 907,688    $  10,085    $ 542,869    $   6,032    $ 756,895    $   8,410

Operating Expenses
  Taxes                       $  26,612    $     296    $  45,966    $     511    $  35,505    $     395    $  45,120    $     501
  Insurance                   $   8,820    $      98    $  11,909    $     132    $  41,320    $     459    $   4,184    $      46
  Utilities                   $  58,204    $     647    $  69,269    $     770    $  33,833    $     376    $  55,000    $     611
  Repair & Maintenance        $  42,254    $     469    $  27,202    $     302    $  29,928    $     333    $  33,750    $     375
  Cleaning                    $  19,053    $     212    $  14,667    $     163    $  10,157    $     113    $   4,000    $      44
  Landscaping                 $   4,297    $      48    $   4,744    $      53    $   1,044    $      12    $   4,000    $      44
  Security                    $       0    $       0    $       0    $       0    $       0    $       0    $       0    $       0
  Marketing & Leasing         $  15,978    $     178    $   6,438    $      72    $   9,937    $     110    $   9,500    $     106
  General Administrative      $  87,367    $     971    $  72,019    $     800    $  59,966    $     666    $ 104,300    $   1,159
  Management                  $  45,301    $     503    $  51,146    $     568    $  28,667    $     319    $  45,430    $     505
  Miscellaneous              ($ 15,199)   -$     169   ($  19,455)  -$     216   ($     152)  -$       2    $       0    $       0

                              ----------------------------------------------------------------------------------------------------
Total Operating Expenses      $ 292,687    $   3,252    $ 283,905    $   3,155    $ 250,205    $   2,780    $ 305,284    $   3,392

  Reserves                    $       0    $       0    $       0    $       0    $       0    $       0    $       0    $       0

                              ----------------------------------------------------------------------------------------------------
Net Income                    $ 594,190    $   6,602    $ 623,783    $   6,931    $ 292,664    $   3,252    $ 451,611    $   5,018

                              ANNUALIZED     2003
                             ----------------------
                                   PROJECTION                  AAA PROJECTION
                             ------------------------------------------------------
       DESCRIPTION             TOTAL      PER UNIT      TOTAL     PER UNIT     %
-----------------------------------------------------------------------------------
Revenues
  Rental Income               $ 839,560   $   9,328   $ 888,120   $  9,868   100.0%

  Vacancy                     $ 136,332   $   1,515   $  97,693   $  1,085    11.0%
  Credit Loss/Concessions     $  27,188   $     302   $  22,203   $    247     2.5%
                              ----------------------------------------------------
    Subtotal                  $ 163,520   $   1,817   $ 119,896   $  1,332    13.5%

  Laundry Income              $   6,100   $      68   $   4,500   $     50     0.5%
  Garage Revenue              $   5,060   $      56   $   4,500   $     50     0.5%
  Other Misc. Revenue         $  55,764   $     620   $  43,650   $    485     4.9%
                              ----------------------------------------------------
    Subtotal Other Income     $  66,924   $     744   $  52,650   $    585     5.9%

                              ----------------------------------------------------
Effective Gross Income        $ 742,964   $   8,255   $ 820,874   $  9,121   100.0%

Operating Expenses
  Taxes                       $  51,200   $     569   $  35,550   $    395     4.3%
  Insurance                   $  16,808   $     187   $  16,200   $    180     2.0%
  Utilities                   $  58,776   $     653   $  54,000   $    600     6.6%
  Repair & Maintenance        $  57,884   $     643   $  31,500   $    350     3.8%
  Cleaning                    $  16,228   $     180   $  10,350   $    115     1.3%
  Landscaping                 $     800   $       9   $   2,700   $     30     0.3%
  Security                    $   5,596   $      62   $   5,400   $     60     0.7%
  Marketing & Leasing         $  31,824   $     354   $  10,350   $    115     1.3%
  General Administrative      $ 104,204   $   1,158   $  81,000   $    900     9.9%
  Management                  $  40,196   $     447   $  41,044   $    456     5.0%
  Miscellaneous               $   2,856   $      32   $       0   $      0     0.0%

                              ----------------------------------------------------
Total Operating Expenses      $ 386,372   $   4,293   $ 288,094   $  3,201    35.1%

  Reserves                    $       0   $       0   $  18,000   $    200     6.2%

                              ----------------------------------------------------
Net Income                    $ 356,592   $   3,962   $ 514,780   $  5,720    62.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CANYON CREST, LITTLETON, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                     CAPITALIZATION RATES
          -------------------------------------------
                GOING-IN               TERMINAL
          -------------------------------------------
           LOW           HIGH     LOW           HIGH
          -------------------------------------------
RANGE     6.00%         10.00%   7.00%         10.00%
AVERAGE          8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CANYON CREST, LITTLETON, COLORADO

                    SUMMARY OF OVERALL
                   CAPITALIZATION RATES

---------------------------------------------------------
COMP. NO.     SALE DATE    OCCUP.    PRICE/UNIT     OAR
---------------------------------------------------------
I-1            Mar-03       95%       $44,976       9.90%
I-2            Aug-02       90%       $42,786       8.28%
I-3            Feb-03       95%       $68,500      10.06%
I-4            Nov-02       98%       $59,649      10.40%
I-5            Jan-02       94%       $56,068       6.54%
                                      ------------------
                                         High      10.40%
                                      ------------------
                                          Low       6.54%
                                      ------------------
                                      Average       9.04%
                                      ------------------

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $4,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CANYON CREST, LITTLETON, COLORADO

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 32
CANYON CREST, LITTLETON, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                  CANYON CREST

                YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                    1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $  888,120    $  888,120    $  897,001    $  923,911    $  951,629    $  980,177

   Vacancy                              $   97,693    $   97,693    $   98,670    $  101,630    $  104,679    $  107,820
   Credit Loss                          $   22,203    $   22,203    $   22,425    $   23,098    $   23,791    $   24,504
   Concessions                          $   74,520    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
     Subtotal                           $  194,416    $  119,896    $  121,095    $  124,728    $  128,470    $  132,324

   Laundry Income                       $    4,500    $    4,500    $    4,545    $    4,681    $    4,822    $    4,966
   Garage Revenue                       $    4,500    $    4,500    $    4,545    $    4,681    $    4,822    $    4,966
   Other Misc. Revenue                  $   43,650    $   43,650    $   44,087    $   45,409    $   46,771    $   48,175
                                        --------------------------------------------------------------------------------
       Subtotal Other Income            $   52,650    $   52,650    $   53,177    $   54,772    $   56,415    $   58,107

                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $  746,354    $  820,874    $  829,083    $  853,955    $  879,574    $  905,961

OPERATING EXPENSES:
   Taxes                                $   35,550    $   36,617    $   37,715    $   38,846    $   40,012    $   41,212
   Insurance                            $   16,200    $   16,686    $   17,187    $   17,702    $   18,233    $   18,780
   Utilities                            $   54,000    $   55,620    $   57,289    $   59,007    $   60,777    $   62,601
   Repair & Maintenance                 $   31,500    $   32,445    $   33,418    $   34,421    $   35,454    $   36,517
   Cleaning                             $   10,350    $   10,661    $   10,980    $   11,310    $   11,649    $   11,998
   Landscaping                          $    2,700    $    2,781    $    2,864    $    2,950    $    3,039    $    3,130
   Security                             $    5,400    $    5,562    $    5,729    $    5,901    $    6,078    $    6,260
   Marketing & Leasing                  $   10,350    $   10,661    $   10,980    $   11,310    $   11,649    $   11,998
   General Administrative               $   81,000    $   83,430    $   85,933    $   88,511    $   91,166    $   93,901
   Management                           $   37,318    $   41,044    $   41,454    $   42,698    $   43,979    $   45,298
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  284,368    $  295,505    $  303,549    $  312,656    $  322,036    $  331,697

   Reserves                             $   18,000    $   18,540    $   19,096    $   19,669    $   20,259    $   20,867

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $  443,986    $  506,829    $  506,437    $  521,630    $  537,279    $  553,397

   Operating Expense Ratio (% of EGI)         38.1%         36.0%         36.6%         36.6%         36.6%         36.6%
   Operating Expense Per Unit           $    3,160    $    3,283    $    3,373    $    3,474    $    3,578    $    3,686

                YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                    7             8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $1,009,583    $1,039,870    $1,071,066    $1,103,198    $1,136,294

   Vacancy                              $  111,054    $  114,386    $  117,817    $  121,352    $  124,992
   Credit Loss                          $   25,240    $   25,997    $   26,777    $   27,580    $   28,407
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
     Subtotal                           $  136,294    $  140,382    $  144,594    $  148,932    $  153,400

   Laundry Income                       $    5,115    $    5,269    $    5,427    $    5,590    $    5,757
   Garage Revenue                       $    5,115    $    5,269    $    5,427    $    5,590    $    5,757
   Other Misc. Revenue                  $   49,620    $   51,108    $   52,642    $   54,221    $   55,847
                                        ------------------------------------------------------------------
       Subtotal Other Income            $   59,851    $   61,646    $   63,496    $   65,400    $   67,362

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $  933,140    $  961,134    $  989,968    $1,019,667    $1,050,257

OPERATING EXPENSES:
   Taxes                                $   42,449    $   43,722    $   45,034    $   46,385    $   47,776
   Insurance                            $   19,344    $   19,924    $   20,522    $   21,137    $   21,771
   Utilities                            $   64,479    $   66,413    $   68,406    $   70,458    $   72,571
   Repair & Maintenance                 $   37,613    $   38,741    $   39,903    $   41,100    $   42,333
   Cleaning                             $   12,358    $   12,729    $   13,111    $   13,504    $   13,910
   Landscaping                          $    3,224    $    3,321    $    3,420    $    3,523    $    3,629
   Security                             $    6,448    $    6,641    $    6,841    $    7,046    $    7,257
   Marketing & Leasing                  $   12,358    $   12,729    $   13,111    $   13,504    $   13,910
   General Administrative               $   96,718    $   99,620    $  102,608    $  105,687    $  108,857
   Management                           $   46,657    $   48,057    $   49,498    $   50,983    $   52,513
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  341,648    $  351,897    $  362,454    $  373,328    $  384,527

   Reserves                             $   21,493    $   22,138    $   22,802    $   23,486    $   24,190

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $  569,999    $  587,099    $  604,712    $  622,853    $  641,539

   Operating Expense Ratio (% of EGI)         36.6%         36.6%         36.6%         36.6%         36.6%
   Operating Expense Per Unit           $    3,796    $    3,910    $    4,027    $    4,148    $    4,273

                                                             Gross Residual Sale                Deferred Maintenance      $        0
                                                             Price                   $5,832,173
Estimated Stabilized NOI $514,780  Sales Expense Rate  2.00%   Less: Sales Expense   $  116,643 Add: Excess Land          $        0
Months to Stabilized            9  Discount Rate      13.00%                         ----------
Stabilized Occupancy         89.0% Terminal Cap Rate  11.00% Net Residual Sale Price $5,715,530 Other Adjustments         $        0
                                                             PV of Reversion         $1,683,729                           ----------
                                                             Add: NPV of NOI         $3,033,321 Value Indicated By "DCF"  $4,717,050
                                                                                     ----------                  Rounded  $4,700,000
                                                             PV Total                $4,717,050

                          "DCF" VALUE SENSITIVITY TABLE

                                            DISCOUNT RATE
                    --------------------------------------------------------------
   TOTAL VALUE        12.50%       12.75%       13.00%       13.25%       13.50%
----------------------------------------------------------------------------------
           10.50%   $4,947,115   $4,871,375   $4,797,227   $4,724,634   $4,653,558
           10.75%   $4,904,234   $4,829,435   $4,756,206   $4,684,510   $4,614,308
TERMINAL   11.00%   $4,863,302   $4,789,401   $4,717,050   $4,646,209   $4,576,843
CAP RATE   11.25%   $4,824,190   $4,751,147   $4,679,633   $4,609,611   $4,541,043
           11.50%   $4,786,777   $4,714,556   $4,643,844   $4,574,604   $4,506,799

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
CANYON CREST, LITTLETON, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $66,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
CANYON CREST, LITTLETON, COLORADO

                                  CANYON CREST

                                                      TOTAL        PER SQ. FT.    PER UNIT      %OF EGI
                                                   ----------------------------------------------------
REVENUE
  Base Rent                                        $   888,120      $   9.63      $  9,868

  Less: Vacancy & Collection Loss       13.50%     $   119,896      $   1.30      $  1,332

  Plus: Other Income
    Laundry Income                                 $     4,500      $   0.05      $     50       0.55%
    Garage Revenue                                 $     4,500      $   0.05      $     50       0.55%
    Other Misc. Revenue                            $    43,650      $   0.47      $    485       5.32%
                                                   --------------------------------------------------
       Subtotal Other Income                       $    52,650      $   0.57      $    585       6.41%

EFFECTIVE GROSS INCOME                             $   820,874      $   8.90      $  9,121

OPERATING EXPENSES:

  Taxes                                            $    35,550      $   0.39      $    395       4.33%
  Insurance                                        $    16,200      $   0.18      $    180       1.97%
  Utilities                                        $    54,000      $   0.59      $    600       6.58%
  Repair & Maintenance                             $    31,500      $   0.34      $    350       3.84%
  Cleaning                                         $    10,350      $   0.11      $    115       1.26%
  Landscaping                                      $     2,700      $   0.03      $     30       0.33%
  Security                                         $     5,400      $   0.06      $     60       0.66%
  Marketing & Leasing                              $    10,350      $   0.11      $    115       1.26%
  General Administrative                           $    81,000      $   0.88      $    900       9.87%
  Management                             5.00%     $    41,044      $   0.45      $    456       5.00%
  Miscellaneous                                    $         0      $   0.00      $      0       0.00%

TOTAL OPERATING EXPENSES                           $   288,094      $   3.12      $  3,201      35.10%

  Reserves                                         $    18,000      $   0.20      $    200       2.19%

                                                   --------------------------------------------------
NET OPERATING INCOME                               $   514,780      $   5.58      $  5,720      62.71%

  "GOING IN" CAPITALIZATION RATE                         10.50%

  VALUE INDICATION                                 $ 4,902,668      $  53.17      $ 54,474

  PV OF CONCESSIONS                                   ($66,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)              $ 4,836,668

                             ROUNDED               $ 4,800,000      $  52.05      $ 53,333

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
CANYON CREST, LITTLETON, COLORADO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE         ROUNDED       $/UNIT      $/SF
--------------------------------------------------------------
 9.75%       $5,213,796     $5,200,000     $57,778     $56.39
10.00%       $5,081,801     $5,100,000     $56,667     $55.31
10.25%       $4,956,245     $5,000,000     $55,556     $54.22
10.50%       $4,836,668     $4,800,000     $53,333     $52.05
10.75%       $4,722,652     $4,700,000     $52,222     $50.97
11.00%       $4,613,819     $4,600,000     $51,111     $49.89
11.25%       $4,509,823     $4,500,000     $50,000     $48.80

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $4,700,000
Direct Capitalization Method          $4,800,000


Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 36
CANYON CREST, LITTLETON, COLORADO

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                         Not Utilized
Sales Comparison Approach             $4,900,000
Income Approach                       $4,800,000
Reconciled Value                      $4,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $4,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CANYON CREST, LITTLETON, COLORADO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CANYON CREST, LITTLETON, COLORADO

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CANYON CREST, LITTLETON, COLORADO

                              SUBJECT PHOTOGRAPHS


          [PICTURE]                                [PICTURE]
EXTERIOR - APARTMENT BUILDING           EXTERIOR - APARTMENT BUILDING]

         [PICTURE]                                 [PICTURE]
   EXTERIOR - PARKING LOT                 EXTERIOR - FRONT YARD AREA

          [PICTURE]                                [PICTURE]
  INTERIOR - APARTMENT UNIT               INTERIOR - APARTMENT UNIT]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CANYON CREST, LITTLETON, COLORADO

                              SUBJECT PHOTOGRAPHS


           [PICTURE]                             [PICTURE]
INTERIOR - UNFINISHED BASEMENT          INTERIOR - APARTMENT UNIT

           [PICTURE]                             [PICTURE]
    INTERIOR - LAUNDRY ROOM              INTERIOR - STORAGE UNITS

           [PICTURE]                             [PICTURE]
     EXTERIOR - POOL AREA                  EXTERIOR - PLAYGROUND

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CANYON CREST, LITTLETON, COLORADO

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CANYON CREST, LITTLETON, COLORADO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                                  SIERRA VISTA
                             8851 E Florida Avenue
                                Denver, Colorado
                                   [PICTURE]

                                 COMPARABLE I-2
                                 SHERIDAN SOUTH
                           5601 W Green Meadows Place
                                Denver, Colorado
                                   [PICTURE]

                                 COMPARABLE I-3
                                    FAIRVIEW
                           14594 E Mississippi Avenue
                                Aurora, Colorado
                                   [PICTURE]

                                 COMPARABLE I-4
                                  ORCHARD GLEN
                              3131 W Mexico Avenue
                                Denver, Colorado
                                   [PICTURE]

                                 COMPARABLE I-5
                                  FOREST MANOR
                              615 S Forest Street
                                Denver, Colorado
                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CANYON CREST, LITTLETON, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                 COMPARABLE
  DESCRIPTION                                    SUBJECT                           R - 1
----------------------------------------------------------------------------------------------------------
  Property Name                    Canyon Crest                         Falcon Run
  Management Company               AIMCO                                OMNI
LOCATION:
  Address                          5754 S Lowell Way (5757 S.           3488 W. Quincy Avenue
                                   King Street)                         Sheridan, Colorado
  City, State                      Littleton, Colorado                  Arapahoe County
                                   Arapahoe                             2 miles north of subject
  County
  Proximity to Subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           92,212
  Year Built                       1970                                 1975
  Effective Age                    20                                   25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)   Open, Open Covered                   Open
  Number of Units                  90                                   94
  Unit Mix:                               Type     Unit   Qty.  Mo.          Type     Unit  Qty.   Mo.
                                    1 1Bd/1Ba        640  30    $638     1 1Bd/1Ba     642       $   675
                                    2 2Bd/1.5Ba      851  30    $762     2 2Bd/1.5Ba   949       $   830
                                    3 2Bd/1.5Ba                          4 3Bd/2Ba   1,064       $ 1,015
                                      Townhouse    1,467  22    ######
                                    4 3Bd/2.5Ba
                                      Townhouse    1,901   8    ######
  Average Unit Size (SF)           1,025
  Unit Breakdown:                    Efficiency        2-Bedroom           Efficiency   2-Bedroom
                                     1-Bedroom         3-Bedroom           1-Bedroom    3-Bedroom
CONDITION:                         Average                              Average
APPEAL:                            Average                              Average
AMENITIES:
  Unit Amenities                         Attach. Garage  Vaulted Ceiling      Attach. Garage   Vaulted Ceiling
                                     X   Balcony                          X   Balcony
                                         Fireplace                            Fireplace
                                     X   Cable TV                         X   Cable TV
                                         Ready                                Ready
  Project Amenities                  X   Swimming                         X   Swimming
                                         Pool                                 Pool
                                     X   Spa/Jacuzzi     Car Wash             Spa/Jacuzzi      Car Wash
                                         Basketball      BBQ                  Basketball       BBQ Equipment
                                         Court           Equipment            Court
                                         Volleyball      Theater              Volleyball       Theater Room
                                         Court           Room                 Court
                                         Sand Volley     Meeting              Sand             Meeting Hall
                                         Ball            Hall                 Volley Ball
                                         Tennis Court    Secured              Tennis           Secured Parking
                                                         Parking              Court
                                         Racquet Ball  X Laundry              Racquet      X   Laundry Room
                                                         Room                 Ball
                                         Jogging         Business             Jogging          Business Office
                                         Track           Office               Track
                                         Gym Room                             Gym Room
OCCUPANCY:                         92%                                  90%
LEASING DATA:
  Available Leasing Terms          6-12 month leases                    6-12 month leases
  Concessions                      $100 off each month on some
                                   2 Bd/1.5 Ba                          none
  Pet Deposit                      $200                                 $150
  Utilities Paid by Tenant:          X   Electric      X Natural Gas      X   Electric     X   Natural Gas
                                     X   Water         X Trash            X   Water        X   Trash
  Confirmation                     Kathy Ross (Property Manager)        Leasing agent
  Telephone Number                 303-797-6422                         303-795-2658
NOTES:

  COMPARISON TO SUBJECT:                                                Similar

                                         COMPARABLE                            COMPARABLE
  DESCRIPTION                               R - 2                                 R - 3
----------------------------------------------------------------------------------------------------------
  Property Name                   Columbine Meadows                     Chateau Lynwood
  Management Company
LOCATION:
  Address                         8214 West Ken Caryl Place, #B         5579 South Windermere Street
  City, State                     Littleton, Colorado                   Littleton, Colorado
  County                          Arapahoe County                       Arapahoe County
  Proximity to Subject            4 miles southwest of subject          1.5 east of the subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                      1999                                  1970
  Effective Age                   2                                     30
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Garage, Open                          Open
  Number of Units                 277                                   56
  Unit Mix:                           Type      Unit  Qty.  Mo.             Type        Unit Qty.  Mo.
                                  3 2Bd/2.5Ba  1,416     $  920         1 1Bd/1Ba
                                  3 2Bd/2.5Ba  1,455     $  965         2 2Bd/1Ba
                                  4 3Bd/2.5Ba  1,565     $1,035
                                  4 3Bd/3Ba    1,539     $1,020
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency   2-Bedroom              Efficiency      2-Bedroom
                                    1-Bedroom    3-Bedroom              1-Bedroom       3-Bedroom
CONDITION:                        Average                               Fair
APPEAL:                           Average                               Fair
AMENITIES:
  Unit Amenities                         Attach. Garage  Vaulted Ceiling       Attach. Garage   Vaulted Ceiling

                                       Garage            Ceiling            Garage
                                   X   Balcony                              Balcony
                                   X   Fireplace                            Fireplace
                                   X   Cable TV                          X  Cable TV
                                       Ready                                Ready
  Project Amenities                X   Swimming                             Swimming
                                       Pool                                 Pool
                                   X   Spa/Jacuzzi       Car Wash           Spa/Jacuzzi         Car Wash
                                       Basketball        BBQ                Basketball          BBQ Equipment
                                       Court             Equipment          Court
                                       Volleyball        Theater            Volleyball          Theater Room
                                       Court             Room               Court
                                       Sand Volley       Meeting            Sand Volley         Meeting Hall
                                       Ball              Hall               Ball
                                       Tennis Court      Secured            Tennis Court        Secured Parking
                                                         Parking
                                       Racquet Ball   X  Laundry            Racquet Ball        Laundry Room
                                                         Room
                                       Jogging           Business           Jogging             Business Office
                                       Track             Office             Track
                                       Gym Room                             Gym Room
OCCUPANCY:                        82%                                        93%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                         6-12 month leases
  Concessions                     $100 off each month                       none
  Pet Deposit                     none allowed                              $250
  Utilities Paid by Tenant:        X   Electric       X  Natural Gas     X  Electric         X  Natural Gas
                                   X   Water          X  Trash           X  Water            X  Trash
  Confirmation                    Leasing agent                         Leasing Agent
  Telephone Number                303-972-2967                          N/A
NOTES:

  COMPARISON TO SUBJECT:          Very Superior                         Slightly Inferior

                                           COMPARABLE                         COMPARABLE
  DESCRIPTION                                R - 4                               R - 5
------------------------------------------------------------------------------------------------------
  Property Name                    Golden Nugget                    Riverside
  Management Company                                                AIMCO
LOCATION:
  Address                          291 W Belleview Avenue           4957 S Prince Court
  City, State                      Englewood, Colorado              Littleton, Colorado
  County                           Arapahoe County                  Arapahoe
  Proximity to Subject             Approx. 2 miles                  Approx. 2 miles north of subject
                                   north of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                       1970                             1987
  Effective Age                    30                               10
  Building Structure Type
  Parking Type (Gr., Cov., etc.)   Open                             Garage, Open
  Number of Units                  204                              248
  Unit Mix:                             Type    Unit Qty.  Mo.          Type         Unit  Qty.   Mo.
                                      studio     550      $550       1 1Bd/1Ba       590        $  599
                                    1 1Bd/1Ba    700      $680       1 1Bd/1Ba       706        $  629
                                    2 2Bd/1Ba    900      $780       1 1Bd/1Ba       726        $  649
                                                                     1 1Bd/1Ba       744        $  749
                                                                     2 2Bd/1.5Ba     860        $  789
                                                                     2 2Bd/2Ba       990        $  849
                                                                     1 1Bd/1Ba       875        $  799
                                                                     3 2Bd/2Ba     1,158        $1,089
                                                                     1 1Bd/1Ba       894        $  829
                                                                       Studio        606        $  609
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency  2-Bedroom            Efficiency       2-Bedroom
                                    1-Bedroom   3-Bedroom            1-Bedroom        3-Bedroom
CONDITION:                         Good                             Good
APPEAL:                            Good                             Good
AMENITIES:
  Unit Amenities                       Attach. Garage  Vaulted Ceiling     Attach. Garage    X   Vaulted Ceiling
                                       Balcony                          X  Balcony
                                       Fireplace                        X  Fireplace
                                    X  Cable TV                         X  Cable TV
                                       Ready                               Ready
  Project Amenities                 X  Swimming                         X  Swimming
                                       Pool                                Pool
                                       Spa/Jacuzzi     Car Wash         X  Spa/Jacuz             Car Wash
                                       Basketball      BBQ                 Basketball            BBQ Equipment
                                       Court           Equipment           Court
                                       Volleyball      Theater             Volleyball            Theater Room
                                       Court           Room                Court
                                       Sand Volley     Meeting             Sand Volley           Meeting Hall
                                       Ball            Hall                Ball
                                       Tennis Court    Secured             Tennis                Secured Parking
                                                       Parking             Court
                                       Racquet Ball  X Laundry             Racquet               Laundry Room
                                                       Room                Ball
                                       Jogging         Business            Jogging               Business Office
                                       Track           Office              Track
                                       Gym Room                         X  Gym Room

OCCUPANCY:                         90%                                88%
LEASING DATA:
  Available Leasing Terms          6-12 month leases                  6-12  month leases
  Concessions                      none                               2 months free on select units
  Pet Deposit                      $250                               $250
  Utilities Paid by Tenant:         X  Electric      X Natural Gas      X  Electric          X   Natural Gas
                                    X  Water         X Trash            X  Water             X   Trash
  Confirmation                     Leasing agent                      Leasing agent
  Telephone Number                 N/A                                N/A
NOTES:

  COMPARISON TO SUBJECT:           Similar                            Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CANYON CREST, LITTLETON, COLORADO

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                   FALCON RUN
                             3488 W. Quincy Avenue
                               Sheridan, Colorado
                                   [PICTURE]

                                 COMPARABLE R-2
                               COLUMBINE MEADOWS
                         8214 West Ken Caryl Place, #B
                              Littleton, Colorado
                                   [PICTURE]

                                 COMPARABLE R-3
                                CHATEAU LYNWOOD
                          5579 South Windermere Street
                              Littleton, Colorado
                                   [PICTURE]

                                 COMPARABLE R-4
                                 GOLDEN NUGGET
                             291 W Belleview Avenue
                              Englewood, Colorado
                                   [PICTURE]

                                 COMPARABLE R-5
                                   RIVERSIDE
                              4957 S Prince Court
                              Littleton, Colorado
                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CANYON CREST, LITTLETON, COLORADO

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CANYON CREST, LITTLETON, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CANYON CREST, LITTLETON, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CANYON CREST, LITTLETON, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CANYON CREST, LITTLETON, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                 /s/ Douglas Needham
                                              --------------------------
                                                Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                                Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CANYON CREST, LITTLETON, COLORADO

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CANYON CREST, LITTLETON, COLORADO

                                        DOUGLAS A. NEEDHAM, MAI

                            MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  Mr. Needham has appraised all types of major
                           commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.


EDUCATION                  Texas A&M University
                            Bachelor of Business Administration - Finance

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30943
                           State of California, Certified General Real Estate
                           Appraiser, #AG025443
                           State of Colorado, Certified General Appraiser,
                           #CG40017035
                           State of Oregon, Certified General Appraiser,
                           #C000686
                           State of Washington, Certified General Real Estate
                           Appraiser,
                           #1101111

PROFESSIONAL               Appraisal Institute, MAI Designated Member
 AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CANYON CREST, LITTLETON, COLORADO

VALUATION AND              Appraisal Institute
 SPECIAL COURSES            Advanced Income Capitalization
                            Appraisal Principles
                            Appraisal Procedures
                            Basic Income Capitalization
                            Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
CANYON CREST, LITTLETON, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CANYON CREST, LITTLETON, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.